UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  May 23, 2014

Respect Your Universe, Inc.
(Exact name of registrant as specified in its charter)

NEVADA	000-54885	20-0641026
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

818 North Russell Street Portland, Oregon	97227
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:  877-798-8326

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On May 23, 2014, Respect Your Universe, Inc. (the “Company”) entered into subscription agreements (each, a “Subscription Agreement”) pursuant to which the Company agreed to sell 31,600,000 units (each, a “Unit”) at a price of US$0.10 per Unit for gross proceeds of US$3,160,000 (the “Financing”). Each Unit consists of one share of the Company’s common stock (a “Share”) and one warrant (a “Warrant”), which entitles the holder to purchase one additional Share at a price of US$0.25 per Share for a period of three years. The Company closed the Financing and issued the Units on May 23, 2014.

The foregoing descriptions of the Subscription Agreement and the Warrant do not purport to be complete and are qualified in their entirety by reference to such agreements, which are attached hereto as Exhibits 10.1 and 10.2 respectively, and are incorporated by reference herein.

Item 3.02	Unregistered Sales of Equity Securities.

The information provided under Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 3.02. We issued the shares to five non-U.S. persons (as that term is defined in Regulation S of the Securities Act of 1933, as amended) in an offshore transaction in which we relied on the exemptions from the registration requirements provided for in Regulation S and/or Section 4(2) of the Securities Act of 1933, as amended.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective May 26, 2014, we appointed Marcello Leone, Maria Leone and Peter Pan as directors of our company and Marcello Leone was named President of our Company.  Also Dale Wallster resigned as a director of our company. Mr. Wallster’s resignation was not as a result of a disagreement with our company on any matter relating to our operations, policies or practice.

Biography

Marcello Leone

Marcello Leone is highly regarded as a visionary in the fashion industry. Mr. Leone's entrepreneurial spirit is led by his strategic vision, strong leadership and organization, and supported by his ability to raise capital. Mr. Leone is passionate about consumer brands and global distribution and reach. Mr. Leone has been involved with RYU since mid-2011, as an investor. Over the past three years, Mr. Leone founded Naturo Group Investments Inc. Naturo is the owner of Trace Blackwater, a private water beverage company with distribution in over 2,000 locations and growing rapidly. Through 2009, Mr. Leone was instrumental for over 16 years operating one of Canada's largest and most successful independent specialty stores known as LEONE (www.leone.ca). LEONE, located in Vancouver, British Columbia, represents over 30,000 square feet of luxury brands. LEONE'S contemporary division known as L2 represents contemporary designers. Mr. Leone was responsible for the development of new product lines, guiding the buying team, and daily operational duties for LEONE and L2. Led by Mr. Leone and its management team, LEONE has been recognized as one of North America's leading retailers as quoted in Vogue Italy. Mr. Leone is active in charity work, having raised over $1 million for various charities.

Maria Leone

Maria Leone is well recognized and respected in the Vancouver business community for her social involvement and her business success. In the early 1970s, in partnership with her husband, Mrs. Leone played an integral part in opening a chain of successful boutiques in Vancouver's most prestigious shopping malls. In 1987, they consolidated all the individual boutiques to open "LEONE", a 30,000 square foot high-end fashion retail store in downtown Vancouver at the historic Sinclair Centre. As Vice President of LEONE, she has been instrumental in the fashion, operation and growth of the well-known retailer for the past 27 years. Mrs. Leone travels extensively to Milan, Paris and New York attending fashion shows, purchasing new product lines and researching new designers. LEONE is recognized as one of North America's premiere fashion destinations offering world class designer labels. Mrs. Leone has contributed to the betterment of her community through her work and support with non-profit organizations and charities.

Peter Pan

Peter Pan has 25 years’ experience in apparel and retail, dating back to 1990 when he founded Union Rich in Hong Kong. Mr. Pan founded China Rich Garments in Beijing in 2001. Spanning both companies, he had two joint venture factories in Beijing and Hangzhou. Through 2010, China Rich Garments was involved in retail in China with its A-Wear label. China Rich Garments has been well recognized for its strong, experienced and professionally trained quality control team in China, having received letters in appreciation by high-level management from J- Crew for its excellent products and its consistency of quality control. China Rich Garments is very experienced in dealing with international customers and has strong ties and connections with the manufactures in China. China Rich Garments clients include a number of North American fashion labels.

Family Relationships

Other than as described below, there are no family relationships among our directors or officers.

Marcello Leone is the son of Maria Leone.

Certain Related Transactions and Relationships

Since our the beginning of our fiscal year ended December 31, 2013 and other as disclosed below, we have not been a party to any transaction, proposed transaction, or series of transactions in which Marcello Leone, Maria Leone or Peter Pan or any member of the immediate family of Marcello Leone, Maria Leone or Peter Pan has had or will have a direct or indirect material interest.

In April 2014, we issued an unsecured promissory note to a company controlled by Marcello Leone. The principle amount of the note is $30,000 and bears interest at 15% per annum with a minimum payment of $2,000. The note was repaid in April 2014, including $2,000 of interest expense.

Item 9.01.	Financial Statements and Exhibits

Exhibit No.	Description

10.1	Form of Subscription Agreement
10.2	Form of Warrant

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Respect Your Universe, Inc.

Dated:	May 30, 2014

By:	/s/ Jim Nowodworski
Jim Nowodworski
Chief Financial Officer